Exhibit 99.1

Iowa Telecom to Purchase Minnesota Telecommunications Company

NEWTON, Iowa--(BUSINESS WIRE)--Iowa Telecommunications Services, Inc. (NYSE: IWA) announced today that it has reached an agreement to acquire Bishop Communications Corporation for $43.9 million, subject to certain balance sheet adjustments. Bishop Communications is a privately held holding company whose operations include the Lakedale Telephone Company, a rural telecommunications provider covering 378 square miles in central Minnesota.

“This acquisition is a perfect opportunity to profitably grow our rural telecommunications business,” said Alan L. Wells, Iowa Telecom Chairman and Chief Executive Officer. “More importantly, it meets our criteria for our acquisitions to be accretive to cash flow on a per share basis. Bishop is much like Iowa Telecom in that it operates in attractive service territories with appealing demographics, and has a very solid reputation with its customers and within the communities it serves.

“In addition to operating very high-quality FTTN networks, Bishop also benefits from low access rates and a favorable regulatory standing,” concluded Wells. “This acquisition is consistent with our strategy of growing our business by pursuing accretive opportunities in adjacent states. Our ability to maintain our dividend payout to shareholders should not be negatively impacted by this transaction, as we expect our payout ratio to improve as a result.”

Bishop Business Overview

Bishop is a privately held holding company headquartered in Annandale, Minnesota whose subsidiaries provide regulated and non-regulated communications services to business and residential customers.

  As of December 31, 2007, Bishop served 12,000 ILEC access lines, 5,100 CLEC lines, 4,300 data customers and 3,600 video customers. For the twelve-month period ended September 30, 2007, Bishop generated revenues of $19.5 million and EBITDA of $5.8 million.
  Bishop’s Lakedale Telephone (Lakedale) subsidiary provides ILEC services to customers in six rural Minnesota exchanges. Five of Lakedale’s six exchanges are contiguous, including Annandale, Maple Lake, Montrose, Waverly and South Haven. The contiguous exchanges are located approximately 45 miles northwest of the Twin Cities and 25 miles south of St. Cloud. The remaining exchange, Paynesville, is located 20 miles northwest of the contiguous exchanges and 25 miles southwest of St. Cloud. With an average density of 33 access lines per square mile, Lakedale’s service area includes a mixture of small communities and rural areas covering 378 square miles. Lakedale’s contiguous exchanges are growing areas that provide affordable housing between St. Cloud and the Twin Cities. Since 2000, the population of the contiguous exchanges has grown over 5.0% on a compound annual basis.
  Lakedale provides CLEC services through Lakedale Link and En-Tel Communications in the incumbent territories of Embarq, Frontier and Qwest. The majority of its CLEC customers are located in the Twin Cities or in communities that are close to Lakedale’s service area. Lakedale Telephone is the largest shareholder of EN-TEL Communications, a CLEC in Willmar, Minnesota.
  Bishop’s subsidiary companies provide a full array of advanced telecommunications services. The company utilizes robust FTTN networks to provide these advanced telecommunications products. The company’s DSL service is available to 100% of Lakedale’s total ILEC access lines and its digital video service is available to approximately 83% of total ILEC access lines. In addition, 100% of EN-TEL’s local voice customers have access to DSL and digital video services. These FTTN infrastructures enable both Lakedale and EN-TEL to deliver between 4Mbps and 10Mbps DSL service to every access line served, while providing capacity for further growth.

Following receipt of regulatory approvals, Bishop Communications will operate as a subsidiary of Iowa Telecom. The sale is expected to close in the second half of 2008.

Stifel, Nicolaus & Company, Incorporated served as exclusive financial advisor to Bishop Communications in the transaction.

About Iowa Telecom

Iowa Telecommunications Services, Inc. (d/b/a Iowa Telecom) is a telecommunications service provider that offers local telephone, long distance, Internet, broadband and network access services to business and residential customers. Today, the Company serves over 450 communities and employs over 650 people throughout the State of Iowa. The Company’s headquarters are in Newton, Iowa. The Company trades on the New York Stock Exchange under the symbol IWA. For further information regarding Iowa Telecom, please go to www.iowatelecom.com and select “Investor Relations.” The Iowa Telecom logo is a registered trademark of Iowa Telecommunications Services, Inc. in the United States.

The press release may contain forward-looking statements that are not based on historical fact, including without limitation statements containing the words “believes,” “may,” “plans,” “will,” “estimate,” “continue,” “anticipates,” “intends,” “expects,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from future results, events or developments described in the forward-looking statements. Such factors include those risks described in Iowa Telecom’s Form 10-K on file with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and Iowa Telecom undertakes no duty to update this information.

CONTACT:
Investor Relations Contact:
Corporate Communications, Inc.
Kevin Inda, 407-566-1180
Kevin.Inda@cci-ir.com
or
Media Contact:
Iowa Telecommunications Services, Inc.
Julie White, 641-787-2040
Director, Corporate Communications
Julie.White@iowatelecom.com